SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2011 (March 17, 2011)

SUNRISE REAL ESTATE GROUP, INC.
(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Suite 701, No.333, Zhaojiabang Road
Shanghai, PRC 200032

Registrant's telephone number, including area code (86)-21-6422-0505

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 17, 2011, Mr. Wang Wen Yan resigned as Chief Financial Officer of Sunrise Real Estate Group, Inc. (the “Company”). His resignation was not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices.

 On the same date, we appoint Mr. Liu Zhen Yu as our Chief Financial Officer. The Company also issued a press release (the “Press Release”) announcing Mr. Liu’s appointment, a copy of which is attached hereto as Exhibit 99.1.

Prior to joining the Company, Mr. Liu, 38 years old, was with Tarsus China Holding where he was the China regional finance manager since 2008. His main duties at Tarsus include supervising the company’s finance and administrative operation in China. Prior to joining Tarsus, Mr. Liu was one of the members in setting up Best Buy in China as the finance manager for the China region. He was responsible for overseeing day-to-day financial matters.  Mr. Liu graduated from Tong Ji University in 2009 where he received his MBA.

Family Relationships

No family relationships exist between any of the directors or executive officers of our company with Mr. Liu Zhen Yu.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. Liu Zhen Yu since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Liu in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Liu had or will have a direct or indirect material interest. Mr. Liu has no other reportable relationships with theCompany or its affiliates.

Mr. Liu’s compensation as the Chief Financial Officer has not yet been determined.

Item 9.01                   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit
Number	Description of Exhibits

99.1	Press Release dated March 14, 2011, announcing appointment of Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2011

SUNRISE REAL ESTATE GROUP, INC.

By:	/s/ Lin, Chi-Jung
Name: Lin; Chi-Jung
President and Chief Executive Officer